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                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER


                                      Among


                           COLOR KINETICS INCORPORATED


                            PHILIPS HOLDING USA INC.


                                       and


                         BLACK & WHITE MERGER SUB, INC.


                            Dated as of June 18, 2007







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                                TABLE OF CONTENTS

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                                    ARTICLE I

                       The Merger; Closing; Effective Time

1.1.  The Merger..........................................................     1
1.2.  Closing.............................................................     1
1.3.  Effective Time......................................................     1

                                   ARTICLE II

    Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.  The Certificate of Incorporation....................................     2
2.2.  The By-Laws.........................................................     2

                                   ARTICLE III

                    Directors of the Surviving Corporation

3.1.  Directors...........................................................     2

                                   ARTICLE IV

       Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.  Effect on Capital Stock.............................................     2
4.2.  Exchange of Certificates............................................     3
4.3.  Treatment of Stock Plans............................................     5
4.4.  Adjustments to Prevent Dilution.....................................     6

                                    ARTICLE V

                         Representations and Warranties

5.1.  Representations and Warranties of the Company.......................     6
5.2.  Representations and Warranties of Parent and Merger Sub.............    23

                                   ARTICLE VI

                                    Covenants

6.1.  Interim Operations..................................................    25
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6.2.  Acquisition Proposals...............................................    28
6.3.  Proxy Filing; Information Supplied..................................    31
6.4.  Stockholders Meeting................................................    31
6.5.  Filings; Other Actions; Notification................................    32
6.6.  Access and Reports..................................................    34
6.7.  Stock Exchange De-listing...........................................    34
6.8.  Publicity...........................................................    34
6.9.  Employee Benefits...................................................    34
6.10. Expenses............................................................    35
6.11. Indemnification; Directors' and Officers' Insurance.................    35
6.12. Other Actions by the Company........................................    37
6.13. Pending Litigation..................................................    37

                                   ARTICLE VII

                                   Conditions

7.1.  Conditions to Each Party's Obligation to Effect the Merger..........    38
7.2.  Conditions to Obligations of Parent and Merger Sub..................    38
7.3.  Conditions to Obligation of the Company.............................    39

                                  ARTICLE VIII

                                   Termination

8.1.  Termination by Mutual Consent.......................................    40
8.2.  Termination by Either Parent or the Company.........................    40
8.3.  Termination by the Company..........................................    40
8.4.  Termination by Parent...............................................    41
8.5.  Effect of Termination and Abandonment...............................    41

                                   ARTICLE IX

                            Miscellaneous and General

9.1.  Survival............................................................    42
9.2.  Modification or Amendment...........................................    43
9.3.  Waiver of Conditions................................................    43
9.4.  Counterparts........................................................    43
9.5.  Governing Law and Venue; Waiver of Jury Trial; Specific
      Performance.........................................................    43
9.6.  Notices.............................................................    44
9.7.  Entire Agreement....................................................    45
9.8.  No Third Party Beneficiaries........................................    45
9.9.  Obligations of Parent and of the Company............................    46
9.10. Definitions.........................................................    46
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9.11. Severability........................................................    46
9.12. Interpretation; Construction........................................    46
9.13. Assignment..........................................................    47

Annex A     Defined Terms.................................................   A-1
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                                     - iii -
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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of June 18, 2007 among Color Kinetics Incorporated, a Delaware corporation (the "COMPANY"), Philips Holding USA Inc., a Delaware corporation ("PARENT"), and Black & White Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent ("MERGER SUB," Parent and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

      WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

      WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained, the parties hereto agree as follows:

                                    ARTICLE I
                       The Merger; Closing; Effective Time

      1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

      1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the "CLOSING") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the second business day (the "CLOSING DATE") following the day on which the last to be satisfied or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term "BUSINESS DAY" shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

      1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "DELAWARE CERTIFICATE OF MERGER") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the
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Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "EFFECTIVE TIME").

                                   ARTICLE II
                   Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

      2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable Laws , except that Article Fourth of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share."

      2.2. The By-Laws. The parties hereto shall take all actions necessary so that the by-laws of the Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE III
                    Directors of the Surviving Corporation

      3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV
                    Effect of the Merger on Capital Stock;
                            Exchange of Certificates

      4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

            (a) Merger Consideration. Each share of the Common Stock, par value $0.001 per share, of the Company (a "SHARE" or, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders ("DISSENTING STOCKHOLDERS") who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an "EXCLUDED SHARE" and collectively, "EXCLUDED SHARES")) shall be converted into the right to receive $34.00 per Share (the "PER SHARE MERGER CONSIDERATION"). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "CERTIFICATE")

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formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

            (b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights that Dissenting Stockholders who are holders thereof may have under Section 4.2(f).

            (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

      4.2.  Exchange of Certificates.


            (a) Paying Agent. Parent shall make available or cause to be made available to a paying agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "PAYING AGENT"), amounts sufficient in the aggregate from time to time as needed to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash being hereinafter referred to as the "EXCHANGE FUND"). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.

            (b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.


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            (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

            (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

            (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

            (f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.


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            (g) Withholding Rights. Each of Parent, the Surviving Corporation
and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Paying Agent, as the case may be.

      4.3.  Treatment of Stock Plans.

            (a) Treatment of Options. Immediately after the Effective Time each outstanding option to purchase Shares (a "COMPANY OPTION") under the Stock Plans (as defined in Section 5.1(b)), vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time (and in any event within five business days), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option (without regard to any vesting provisions thereof) times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment. After the completion of the offer period ending July 31, 2007 under the Company's 2004 Employee Stock Purchase Plan, the Company will not initiate any new offer period thereunder.

            (b) Company Awards. Immediately after the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options (the "COMPANY AWARDS"), shall be cancelled and shall only entitle the holder of such Company Award to receive, as soon as reasonably practicable after the Effective Time (and in any event within five business days), an amount in cash equal to
(x) the number of Shares subject to such Company Award immediately prior to the Effective Time (without regard to any vesting provisions thereof) times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

            (c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b). The Company shall take all actions necessary to ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.


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            (d) Amounts Withheld. To the extent that amounts are so withheld in respect of Taxes by the Surviving Corporation or Parent, as the case may be, pursuant to subsections 4.3(a) or (b) above, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options or Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

            (e) Notice. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options or Company Awards a letter approved in advance by Parent describing the treatment of and payment for such Company Options or Company Awards pursuant to this Section 4.3 and providing instructions for use in obtaining payment for such Company Options or Company Awards.

      4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

                                    ARTICLE V
                         Representations and Warranties

      5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER") the Company hereby represents and warrants to Parent and Merger Sub that:

            (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and

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complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

      As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) "SIGNIFICANT SUBSIDIARY" is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE Act") and (iii) "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, assets, liabilities, business, prospects or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

                        (A) changes in the economy or financial markets generally in the United States;

                        (B) changes that are the result of factors generally affecting the industry in which the Company and its Subsidiaries operate;

                        (C) changes in United States generally accepted accounting principles after the date of this Agreement;

                        (D) a decline in the price of the Company Common Stock on NASDAQ, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

                        (E)changes that are the result of acts of war, terrorism or natural disasters;

                        (F) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers that the Company establishes was caused by the pendency or the announcement of the transactions contemplated by this Agreement;

                        (G) any action expressly required by this Agreement, including actions required to be taken by this Agreement upon the specific request of Parent; or

                        (H) failure of the Company to meet any estimates or projections, including of revenues or earnings, for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

provided, further, that, with respect to clauses (A), (B) and (E), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating to) the Company and its Subsidiaries or
(ii) disproportionately adversely affect the Company and its

                                     - 7 -
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Subsidiaries compared to other companies of similar size operating in the same industry in which the Company and its Subsidiaries operate.

            (b)   Capital Structure.

                  (i) The authorized capital stock of the Company consists of 100,000,000 Shares, of which 21,470,150 Shares were outstanding as of the close of business on the date of this Agreement. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 4,338,230 Shares reserved for issuance under the Company's plans disclosed in Section 5.1(b)(i) of the Company Disclosure Letter (the "STOCK PLANS"), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, and other stock rights under the Stock Plans, including the holder, date of grant, term, number of Shares and exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, except any encumbrance for Taxes or other governmental charges that are not yet due and payable (each, a "LIEN"). Except as set forth above, or as set forth in Section 5.1(b)(i) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

                  (ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (x) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person, acquisition of which would require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT").


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                  (iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) qualifies for the tax and accounting treatment afforded to such Company Option in the Company's tax returns and the Company Reports, respectively, and (C) was otherwise properly disclosed in the Company Reports.

            (c)   Corporate Authority; Approval and Fairness.

                  (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose (the "REQUISITE COMPANY VOTE"). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

                  (ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the "COMPANY RECOMMENDATION"), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Deutsche Bank Securities, Inc., to the effect that the Per Share Merger Consideration is fair from a financial point of view to such holders of Shares. The board of directors of the Company has taken all action so that Parent will not be an "interested stockholder" or prohibited from entering into or consummating a "business combination" with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

            (d)   Governmental Filings; No Violations; Certain Contracts.

                  (i) Other than the filings, approvals and/or notices pursuant to Section 1.3, Section 6.3, under the HSR Act or under any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order (the "COMPANY APPROVALS"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a "GOVERNMENTAL ENTITY"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or to permit the continuing operation of the business of the Company and its Subsidiaries in light of such consummation, except those that the failure to make or obtain which are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

                  (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to (x) any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days' or less notice (each, a "CONTRACT") that is binding upon the Company or any of its Subsidiaries, or (y), assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract that is binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breaches, violations, terminations, defaults, creations, accelerations or changes that are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)(J)) pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

                  (iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

            (e)   Company Reports; Financial Statements.

                  (i) The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2003 (the "APPLICABLE DATE") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement and prior to the Closing, including any amendments thereto, the "COMPANY REPORTS"). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                  (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term "AFFILIATE" when used with respect to any party shall mean any Person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

                  (iii) The Company maintains disclosure controls and procedures required by and in accordance with Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. The Company maintains internal control over financial reporting, as required by and in accordance with Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. The Company has disclosed, based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors and audit committee of the Company's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company's auditors and audit committee since the Applicable Date and (ii) any communication since the Applicable Date made in writing by management or the Company's auditors to the audit committee and required or contemplated by listing standards of the NASDAQ, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns made since the Applicable Date through the Company's whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

                  (iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

            (f) Absence of Certain Changes. Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

                  (i) any change in the financial condition, properties, assets, liabilities, business, prospects, or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2006) of which management of the Company has knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

                  (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

                  (iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by GAAP and disclosed in the Company Reports filed prior to the date hereof;

                  (v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws or as disclosed in the Company Reports filed prior to the date hereof; or

                  (vi)  any agreement to do any of the foregoing.

            (g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, have not had, and are not reasonably likely to result in, a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except as reflected or reserved against in the Company's consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof, and except for obligations or liabilities incurred in the ordinary course of business since March 31, 2007 consistent with past practice, there are no material obligations or material liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed. Except as disclosed in the Company Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

            (h)   Employee Benefits.

                  (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the "EMPLOYEES") and current or former directors of the Company to which the Company or any of its Subsidiaries contributes or has any obligation to contribute or has or could have any liability in respect thereof, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "BENEFIT PLANS"), other than Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States ("NON-U.S. BENEFIT PLANS"), are listed on Section 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

                  (ii) All Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "MULTIEMPLOYER PLAN") and Non-U.S. Benefit Plans (collectively, "U.S. BENEFIT PLANS") are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the "CODE") and other applicable laws. Each U.S. Benefit Plan which is subject to ERISA (an "ERISA PLAN") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

                  (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

                  (iv) All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under
      Section 412 of the Code will be materially increased by application of
      Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year.

                  (vi) As of the date of this Agreement, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, other than in accordance with the requirements of Part 6 of Title I of ERISA and Section 4980 of the Code ("COBRA"). The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

                  (vii) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or
      Section 280G of the Code.

                  (viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Benefit Plans are listed on Section 5.1(h)(viii) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

            (i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "LAWS"), except for violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received from any Governmental Entity or any Person acting on behalf of any Governmental Entity any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("LICENSES") necessary to conduct its business as presently conducted, except those the absence of or failure to comply with which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

            (j)   Material Contracts and Government Contracts.

                  (i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:

                        (A) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

                        (B) that is reasonably likely to require aggregate payments of royalties or other amounts to or from the Company and its Subsidiaries in 2007 or any subsequent calendar year of more than $150,000, or is reasonably likely to require aggregate payments to or from the Company and its Subsidiaries in any time period of more than $500,000;

                        (C) that would prevent, materially delay or materially impede the Company's ability to consummate the Merger or the other transactions contemplated hereby;

                        (D) that (i) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business,
      (ii) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, of Parent or its Subsidiaries, (iii) grants "most favored nation" status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (iv) prohibits or limits in any material respect the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

                        (E) to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any Subsidiary has agreed not to acquire assets or securities of the other party or of any of the Affiliates of such party;

                        (F) between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

                        (G) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for such indemnification provisions as are (x) customary in the Company's industry or incidental to the routine conduct of its business, (y) not reasonably likely to be material to the Company or any of its Subsidiaries and (z) entered into in the ordinary course of business (an "Ordinary Course Indemnity"); and

                        (H) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000; and

                        (I) Each such Contract described in clauses (A) through
      (H) is referred to herein as a "MATERIAL CONTRACT".

                  (ii) A correct and complete copy of each Material Contract has previously been delivered or made available to Parent. Each of the Material Contracts (and those Contracts which would be Material Contracts but for the exception of being filed as exhibits to the SEC Reports) is valid and binding on the Company or its Subsidiaries, as the case may be, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

                  (iii) (A) With respect to each Government Contract (as hereinafter defined), except as would not reasonably be expected to have a Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in such Governmental Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications: (y) neither a Governmental Entity nor any prime contractor, subcontractor or other Person acting on behalf of the a Governmental Entity or under a Government Contract has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

                  (iv) (x) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

      As used herein, "GOVERNMENT CONTRACT" means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is, to the knowledge of the Company, a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

            (k)   Real Property.

                  (i) No real property is owned by the Company or its Subsidiaries, and the Company and its Subsidiaries are not parties to any outstanding options or rights of first refusal to purchase any real property.

                  (ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the "LEASED REAL PROPERTY"), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, except in each case for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

            (l) Takeover Statutes. Except for Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "TAKEOVER STATUTE") or any anti-takeover provision in the Company's certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement (and the transactions contemplated hereby) the restrictions set forth in Section 203 of the DGCL.

            (m) Environmental Matters. (i) the Company and its Subsidiaries have at all times been in material compliance with all applicable Environmental Laws;
(ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance to the extent that such property could reasonably be expected to require performance of any response actions under any Environmental Law; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated by the Company or any of its Subsidiaries with any Hazardous Substance during such period of ownership or operation to the extent that such property could reasonably be expected to require performance of any response actions under any Environmental Law ; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity (other than an Ordinary Course Indemnity) or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

      As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

      As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; and
(B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

            (n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and that have been properly and fully reserved for in the Company Reports in accordance with GAAP; and (iii) have not waived any statute of limitations with respect to Taxes which has not yet expired or agreed to any extension of time with respect to a Tax assessment or deficiency, which assessment or deficiency has not yet been paid. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three fiscal years ended December 31, 2005. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2006 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has participated in any "reportable transactions" within the meaning of Section 1.6011-4 of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code (the "TREASURY REGULATIONS") nor has the Company or any of its Subsidiaries been a "material advisor" to any such transactions within the meaning of Section 6111 of the Code. None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar material contract or agreement other than any agreement or contract between or among the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

      As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the term "TAXES") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments that are in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as amendments thereof and schedules and attachments thereto) required to be supplied to a Tax authority relating to Taxes.

            (o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound, if any (collectively, the "COMPANY LABOR AGREEMENTS"). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

            (p)   Intellectual Property.

                  (i) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by the Company and its Subsidiaries is, to the knowledge of the Company, valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting in any material respect the Company's or its Subsidiaries' use of, or its rights to, such Intellectual Property. The Company and its Subsidiaries have not, to the knowledge of the Company, infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement.

                  (ii) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's knowledge, no material Trade Secrets have been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All employees and consultants of the Company have executed Intellectual Property and confidentiality agreements for the benefit of the Company pursuant to which each such employee and consultant has assigned each of her inventions to the Company and has agreed to treat confidentially all Trade Secrets.

                  (iii) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use any of their Intellectual Property, that are in effect as of the date of this Agreement or will become effective after the date of this Agreement, other than non-exclusive licenses granted in the ordinary course of business all of which licenses have been previously been made available to Parent. More specifically, the Company and its Subsidiaries have not granted or undertaken to grant a royalty free, paid-up license or cross license to use any of their Intellectual Property to any third party. The Company and its Subsidiaries have not obtained any rights to use third party intellectual property pursuant to sublicenses or pursuant to cross-licenses, settlement-agreements or other royalty free agreements, and, except as set forth in Section 5.1(p)(iii) of the Company Disclosure Letter, no such third party intellectual property is incorporated in the Company's products or is otherwise material to the business of the Company and its Subsidiaries.

                  (iv) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with its business, except as would not reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. To the Company's knowledge, none of the IT Assets or any software used by the Company in its products or operation contains any shareware, open source code or other software whose use requires disclosure of source code or licensing of Intellectual Property.

                  (v) For purposes of this Agreement, the following terms have the following meanings:

      "INTELLECTUAL PROPERTY" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "TRADE SECRETS"); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

      "IT ASSETS" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, other than commercially available off the shelf software.

            (q) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries ("INSURANCE POLICIES") are with insurance carriers believed by the Company to be reputable, provide coverage for risks incident to the business of the Company and its Subsidiaries and their respective properties and assets that are believed by the Company to be normal and customary for persons engaged in similar businesses, and are in character and amount generally consistent with that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

            (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Deutsche Bank Securities, Inc. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Deutsche Bank Securities, Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

      5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

            (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

            (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been duly adopted by Parent, the sole stockholder of Merger Sub, in accordance with applicable Law and the certificate of incorporation and by-laws of Merger Sub.

            (c)   Governmental Filings; No Violations; Etc.

                  (i) Other than the filings, approvals and/or notices pursuant to Section 1.3, under the HSR Act or under any other applicable antitrust, competition or premerger notification, trade regulation Law, regulation or Order (the "PARENT APPROVALS"), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

                  (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

            (d) Available Funds. Parent will have available to it as of the Closing Date all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of its other obligations under this Agreement.

            (e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE VI
                                    Covenants

      6.1.  Interim Operations.

            (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

                  (i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

                  (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

                  (iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to Material Contracts in effect as of the date of this Agreement or pursuant to Section 6.1(a)(x) below;

                  (iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than upon the exercise of Company Options or warrants to purchase Shares that are outstanding on the date of this Agreement;

                  (v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $500,000;

                  (vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

                  (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

                  (viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

                  (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $500,000 in the aggregate;

                  (x) except as set forth in the capital budgets set forth in
      Section 6.1(i)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12 month period;

                  (xi) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

                  (xii) except for non-exclusive standard license agreements with customers that are entered into in the ordinary course of business upon terms and royalty rates that are consistent with the Company's past practice and do not include any cross-license of existing Intellectual Property of the licensee, and that are not individually material to the business of the Company, enter into any new license agreement with respect to the Intellectual Property or IT Assets of the Company;

                  (xiii) amend any existing license agreement with respect to the Intellectual Property or IT Assets of the Company other than in the ordinary course of business consistent with past practice and in a manner that is not adverse to the Company;

                  (xiv) make any changes with respect to accounting policies or any material change in accounting procedures, except as required by changes in GAAP;

                  (xv) except in the ordinary course of business consistent with past practice, settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $250,000 (net of insurance coverage), or any disputed obligation or liability of the Company in excess of such amount;

                  (xvi) other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $250,000;

                  (xvii) make any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment (other than the payment in the ordinary course of business of Taxes that are due and payable), or surrender any right to claim a refund of Taxes;

                  (xviii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses (other than licenses to customers that lapse or expire in accordance with their terms), operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with the sale of Company products and services in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

                  (xix) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in
      Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

                  (xx) knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or is reasonably likely to prevent the consummation of the Merger; or

                  (xxi) agree, authorize or commit to do any of the foregoing.

            (b) Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement (other than an oral communication with any individual director, officer or employee), the Company shall provide Parent with a copy of the intended communication; Parent shall have a reasonable period of time to review and comment on the communication; and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

            (c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

      6.2.  Acquisition Proposals.

            (a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use reasonable best efforts to instruct and cause its and its Subsidiaries' employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, "REPRESENTATIVES") not to, directly or indirectly:

                  (i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

                  (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

                  (iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

      Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7) and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to result in a breach of the directors' fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

            (b)   Definitions.  For purposes of this Agreement:

      "ACQUISITION PROPOSAL" means (i) any inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any inquiry proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or 15% of the outstanding shares of any class of equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

      "SUPERIOR PROPOSAL" means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and, if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement) pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal.

            (c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee of the board of directors shall not:

                  (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

                  (ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an "ALTERNATIVE ACQUISITION AGREEMENT") relating to any Acquisition Proposal.

      Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of the directors' fiduciary duties under applicable Law (a "CHANGE OF RECOMMENDATION"); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent's receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall consider any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this
Section 6.2(a), including with respect to the notice period referred to in this
Section 6.2(a).

            (d) Certain Permitted Disclosure. Nothing contained in this Section
6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that (except in the case of a "stop-look-and-listen" communication pursuant to Rule 14d-9(f) under the Exchange Act) if any such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.5(b).

            (e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality

Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

            (f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of any material developments affecting the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company's intentions as previously notified.

      6.3. Proxy Filing; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within ten days after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the "PROXY STATEMENT"). The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall cooperate, and shall cause Koninklijke Philips Electronics N.V. ("ROYAL PHILIPS") and its Subsidiaries to cooperate, with the Company in preparing the Proxy Statement. Parent agrees that none of the information supplied by it or any Subsidiaries of Royal Philips for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      6.4. Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the execution of this Agreement, and in any event within 75 days of the date of this Agreement, to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except that, after consultation with the Parent, the Company may adjourn or postpone the Stockholders Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy

Statement) there are insufficient shares of the Company's common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting. The Company will prepare and distribute as promptly as practicable any such required supplement or amendment to the Proxy Statement and following any such adjournment or postponement of the Stockholder Meeting, the Company shall take all action necessary to reconvene the Stockholders Meeting as promptly as practicable after such adjournment or postponement. Subject to Section 6.2(a) hereof, the board of directors of the Company shall recommend the adoption and shall take all lawful action to solicit such adoption of this Agreement.

      6.5. Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

            (b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that
(i) nothing in this Agreement, including, without limitation, this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent's ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade

Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

            (c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

            (d) Status. Subject to applicable Laws and the requirements of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent's obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

            (e) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agree to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws ("GOVERNMENT ANTITRUST ENTITY") such non-privileged information and documents as are requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

            (f) For purposes of this Section 6.5, the term Parent shall include Royal Philips. Parent shall cause Royal Philips to comply with this Section 6.5 as if Royal Philips was a party to this Agreement.

      6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers and other authorized Representatives reasonable access, during normal business hours and in a manner which does not materially disrupt or interfere with its business operations, throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this
Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

      6.7. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

      6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

      6.9. Employee Benefits. (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Parent will cause any employee benefit plans of Parent which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Parent shall cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Benefit Plans listed in Section 6.9(a) of the Company Disclosure Letter. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Compensation and Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular employee.

            (b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time.

            (c) The Company agrees to cause each of its officers and directors to repay any outstanding liens or notes to the Company or its Subsidiaries prior to the Effective Time.

      6.10. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

      6.11. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Parent and the Surviving Corporation agree that they will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective

Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and
(iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

            (c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for "tail" insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O INSURANCE") with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 175% of the current annual premium paid by the Company for D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 175% of the current annual premiums currently paid by the Company for D&O Insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

            (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

            (f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

      6.12. Other Actions by the Company.

            (a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

            (b) Section 16 Matters. The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of
Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent's board of directors to set forth the information required in the resolutions of Parent's board of directors.

      6.13. Pending Litigation. Promptly following the date of this Agreement, the Company and Parent agree to take all action necessary to suspend all activities in connection with the pending litigation in Boston, Massachusetts and Vancouver, British Columbia, Canada between the Company and the Parent's indirect wholly-owned subsidiary, TIR Systems Ltd. Such suspension shall remain in place until either the Closing Date or the Termination Date.

                                   ARTICLE VII
                                   Conditions

      7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company.

            (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and all filings or registrations with, or consents or approvals of, any Governmental Entity required under the Laws of Germany shall have been made or obtained.

            (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "ORDER").

      7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties of Company. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that such officers have read this Section 7.2(a) and the conditions set forth in Section 7.2(a) have been satisfied.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

            (c) No Restraints. There shall not be threatened, instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking

(i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent's ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit in Parent's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

            (d) Governmental Consents. All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to
Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub ("GOVERNMENTAL CONSENTS") shall have been made or obtained (as the case may be).

            (e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or been disclosed any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

            (f) Dissenters Rights. Holders of Shares representing in excess of 7% of the outstanding Shares shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the Stockholders Meeting) rights of dissent in connection with the Merger.

      7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an Authorized Representative of Parent and Merger Sub to such effect

            (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an Authorized Representative of Parent and Merger Sub.

                                  ARTICLE VIII
                                   Termination

      8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

      8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 2007, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), provided, however, that if Parent determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Government Antitrust Entity or Section 6.5(e)(iii) is applicable, the Termination Date may be extended by Parent to a date not beyond April 30, 2008 (the "TERMINATION DATE"), (b) the Stockholders Meeting shall have been held (and not adjourned) and the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained thereat, or
(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

      8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned:

            (a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice,
(iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, a binding offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (it being understood that, if accepted by the Company board of directors, such an offer shall become an enforceable amendment to this Agreement without further action by Parent, Merger Sub or the Company) and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to
Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification and (z) during such four-day period, to negotiate with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

            (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

      8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (c) at any time following receipt of an Acquisition Proposal and a written request by Parent to do so, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event (i) within five (5) business days after receipt of the written request to do so from Parent), (d) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) either (A) within ten (10) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (B) at any time thereafter, the Company board of directors fails to recommend against acceptance of such offer, (e) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

      8.5.  Effect of Termination and Abandonment.

            (a) Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

            (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(a) and (B) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(b)), and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b) (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4 (other than subsection 8.4(e)) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent's right to terminate under
Section 8.4 (other than subsection 8.4(e)) shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $28 million (the "TERMINATION FEE") (provided, however, that the Termination Fee to be paid pursuant to clause
(iii) shall be paid as set forth in Section 8.3), payable by wire transfer; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal (substituting "50%" for "15%" in the definition of "Acquisition Proposal"); provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been "publicly withdrawn" by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that in the event that the Termination Fee becomes payable and is promptly paid by the Company and accepted by Parent pursuant to this Section 8.5(b), the Termination Fee shall be Parent's and Merger Sub's sole and exclusive remedy for monetary damages under this Agreement.

                                   ARTICLE IX
                            Miscellaneous and General

      9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Sections 6.10 (Expenses) and 6.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

      9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

      9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

      9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      9.5.  Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

            (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

            (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

      9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

      If to Parent or Merger Sub:

            Philips Electronics North America Corporation
            Corporate Law Department
            1251 Avenue of the Americas
            New York, NY  10020-1104
            Attention: Joseph Innamorati
            fax: (212) 536-0589

            with a copy to:

            James Nolan
            Senior Vice President, Corporate Mergers & Acquisitions Koninklijkle Philips Electronics N.V.
            Breitner Center, HBT 17
            Amstelplein 2, 1096 BC
            P.O. Box 77900
            1070 MX Amsterdam
            The Netherlands
            fax: (31) 20 59 77300

            - and --

            Sullivan & Cromwell LLP,
            125 Broad Street, New York, NY  10004
            fax:  (212) 558-3588
            Attention: Neil T. Anderson

      If to the Company:

            For notices given prior to August 27, 2007:

            Color Kinetics Incorporated
            10 Milk Street
            Boston, MA 02108
            Attention: William J. Sims, Chief Executive Officer
            fax: (617) 701-2204

            For notices given on or after August 27, 2007:

            Color Kinetics Incorporated
            3 Burlington Woods Drive
            Burlington, MA 01803
            Attention: William J. Sims, Chief Executive Officer
            fax: (617) 701-2204

            with a copy to:

            Foley Hoag LLP
            Seaport World Trade Center West
            155 Seaport Boulevard
            Boston, MA 02210
            Attention: John D. Patterson, Jr.
                       Robert W. Sweet, Jr.
            fax: (617) 832-7000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

      9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated May 24, 2007, between a subsidiary of Parent and the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

      9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors' and Officers' Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

      9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

      9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

      9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

      9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

            (c) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

      9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, an Affiliate of Parent to be a Constituent Corporation, in which event all references herein to such Constituent Corporation shall be deemed references to such Affiliate, except that all representations and warranties made herein with respect to such Constituent Corporation as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                        COLOR KINETICS INCORPORATED


                                        By:   /s/ William J. Sims
                                              ----------------------------------
                                              Name: William J. Sims
                                              Title: President and
                                                     Chief Executive Officer



                                        PHILIPS HOLDING USA INC.


                                        By:   /s/ Joseph E. Innamorati
                                              ----------------------------------
                                              Name: Joseph E. Innamorati
                                              Title: Senior Vice President



                                        BLACK & WHITE MERGER SUB, INC.


                                        By:   /s/ Joseph E. Innamorati
                                              ----------------------------------
                                              Name: Joseph E. Innamorati
                                              Title: Senior Vice President


                      [Signature Page of Merger Agreement]

                    GUARANTEE BY KONINKLIJKE PHILIPS ELECTRONICS N.V.



      Koninklijke Philips Electronics, N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the "GUARANTOR"), hereby irrevocably and unconditionally guarantees to Color Kinetics Incorporated the full and timely performance by Philips Holding USA Inc. and Black & White Merger Sub, Inc. (collectively, the "PHILIPS COMPANIES") of their respective obligations under the foregoing Agreement and Plan of Merger (the "MERGER AGREEMENT"), and agrees to take all actions which the Philips Companies are obligated under the Merger Agreement to cause the Guarantor to take. Sections 9.2, 9.4, 9.5, 9.8 and 9.11 of the Merger Agreement shall apply to this guarantee, mutatis mutandis, as if they had been fully set forth herein.


                                         Dated June 18, 2007


                                         KONINKLIJKE PHILIPS ELECTRONICS N.V.

                                         By    /s/ Kleisterlee
                                               -------------------------------
                                               Name:
                                               Title:

                                         By    /s/ Sivignon
                                               -------------------------------
                                               Name:
                                               Title:

                                     ANNEX A

                                  DEFINED TERMS


TERMS                                              SECTION
-----                                              -------
Acquisition Proposal                               6.2(b)
Affiliate                                          5.1(e)(ii)
Agreement                                          Preamble
Alternative Acquisition Agreement                  6.2(c)(ii)
Applicable Date                                    5.1(e)(i)
Bankruptcy and Equity Exception                    5.1(c)(i)
Benefit Plans                                      5.1(h)(i)
business day                                       1.2
By-Laws                                            2.2
Certificate                                        4.1(a)
Change of Recommendation                           6.2(c)(ii)
Charter                                            2.1
Closing                                            1.2
Closing Date                                       1.2
Code                                               5.1(h)(ii)
Company                                            Preamble
Company Approvals                                  5.1(d)(i)
Company Awards                                     4.3(b)
Company Disclosure Letter                          5.1
Company Labor Agreements                           5.1(o)
Company Option                                     4.3(a)
Company Recommendation                             5.1(c)(ii)
Company Reports                                    5.1(e)(i)
Confidentiality Agreement                          9.7
Constituent Corporations                           Preamble
Contract                                           5.1(d)(ii)
Costs                                              6.11(a)
D&O Insurance                                      6.11(c)
Delaware Certificate of Merger                     1.3
DGCL                                               1.1
Dissenting Stockholders                            4.1(a)
Effective Time                                     1.3
Employees                                          5.1(h)(i)
Environmental Law                                  5.1(m)
ERISA                                              5.1(h)(i)
ERISA Affiliate                                    5.1(h)(iii)
ERISA Plan                                         5.1(h)(ii)
Exchange Act                                       5.1(a)
Exchange Fund                                      4.2(a)
Excluded Share                                     4.1(a)

TERMS                                              SECTION
-----                                              -------
Excluded Shares                                    4.1(a)
GAAP                                               5.1(e)(iv)
Governmental Consents                              7.2(d)
Governmental Entity                                5.1(d)(i)
Government Antitrust Entity                        6.5(e)
Government Contract                                5.1(j)(iv)
Hazardous Substance                                5.1(m)
HSR Act                                            5.1(b)(ii)
Indemnified Parties                                6.11(a)
Insurance Policies                                 5.1(q)
Intellectual Property                              5.1(p)(v)
IRS                                                5.1(h)(ii)
IT Assets                                          5.1(p)(v)
Laws                                               5.1(i)
Leased Real Property                               5.1(k)(ii)
Licenses                                           5.1(i)
Lien                                               5.1(b)(i)
Material Adverse Effect                            5.1(a)
Material Contract                                  5.1(j)(i)(I)
Merger                                             Recitals
Merger Sub                                         Preamble
Multiemployer Plan                                 5.1(h)(ii)
Non-U.S. Benefit Plans                             5.1(h)(i)
Order                                              7.1(c)
Parent                                             Preamble
Parent Approvals                                   5.2(c)(i)
Paying Agent                                       4.2(a)
PBGC                                               5.1(h)(iii)
Pension Plan                                       5.1(h)(ii)
Person                                             4.2(d)
Per Share Merger Consideration                     4.1(a)
Proxy Statement                                    6.3
Representatives                                    6.2(a)
Requisite Company Vote                             5.1(c)(i)
Royal Philips                                      6.3
Sarbanes-Oxley Act                                 5.1(e)(i)
SEC                                                5.1
Securities Act                                     5.1(e)(i)
Share                                              4.1(a)
Shares                                             4.1(a)
Significant Subsidiary                             5.1(a)
Stock Plans                                        5.1(b)(i)
Stockholders Meeting                               6.4
Subsidiary                                         5.1(a)
Superior Proposal                                  6.2(b)

TERMS                                              SECTION
-----                                              -------
Surviving Corporation                              1.1
Takeover Statute                                   5.1(l)
Tax, Taxes                                         5.1(n)
Tax Return                                         5.1(n)
Termination Date                                   8.2
Termination Fee                                    8.5(b)
Trade Secrets                                      5.1(p)(v)
Treasury Regulations                               5.1(n)
U.S. Benefit Plans                                 5.1(h)(ii)